Table of Contents

Exhibit 4.02

INVESTMENT AGREEMENT

By this private instrument and pursuant to law,

     (A) ODEBRECHT S.A., a joint-stock company, with its principal place of business in the City of Salvador, State of Bahia, at Avenida Luiz Vianna Filho (Paralela) no 2.841, enrolled in the National Register of Legal Entities (CNPJ) under No. 05.144.757/0001-72, herein duly represented, pursuant to its Bylaws, by its undersigned officers, hereinafter referred to as "ODB";

     (B) ODEBRECHT SERVICOS E PARTICIPAÇÕES S.A., a joint-stock company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Rebouças, n° 3.970, 32° andar-parte, enrolled in CNPJ under No. 10.904.193/0001-69, herein represented, pursuant to its Bylaws, by its undersigned officers, hereinafter referred to as "OSP" and, together with ODB, hereinafter referred to as "Odebrecht";

     (C) PETRÓLEO BRASILEIRO S.A. – PETROBRAS, a publicly-held company, with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida República do Chile n° 65, enrolled in CNPJ/MF under No. 33.000.167/0001-01, herein duly represented, pursuant to its Bylaws, by its undersigned officers, hereinafter referred to as "PETROBRAS";

     (D) PETROBRAS QUÍMICA S.A. – PETROQUISA, a joint-stock company, with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida República do Chile n° 65, enrolled in CNPJ/MF under No. 33.795.055/0001-94, herein duly represented, pursuant to its Bylaws, by its undersigned officers, hereinafter referred to as "PETROQUISA" and, together with PETROBRAS, hereinafter referred to as “Petrobras System”;

     (E) BRASKEM S.A., a publicly-held company, with its principal place of business in the City of Camaçari, State of Bahia, at Rua Eteno, no 1.561, enrolled in CNPJ/MF under No. 42.150.391/0001-70, herein duly represented, pursuant to its Bylaws, by its undersigned officers, hereinafter referred to as "Braskem"; and

     (F) UNIPAR – UNIÃO DE INDÚSTRIAS PETROQUÍMICAS S.A., a publicly-held company, with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Araújo Porto Alegre n° 36 - 4° andar, enrolled in CNPJ/MF under No. 33.958.695/0001-78, herein duly represented, pursuant to its Bylaws, by its officers undersigned, hereinafter referred to as "Unipar", as the company that controls QUATTOR PARTICIPAÇÕES S.A., a closely-held company, with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Graça Aranha n° 182, 9° andar, enrolled in CNPJ/MF under No. 09.017.802/0001-89, hereinafter referred to as "Quattor";

     (Odebrecht, Petrobras System, Braskem and Unipar, hereinafter referred to, collectively, as "Parties", and, individually and indistinctly, as "Party")

WHEREAS:

(i) in order to expand the competitiveness and efficiency of Braskem and Quattor and their respective controlled companies and subsidiaries, so that they can compete with international companies, an increase in their scale is required to ensure their strengthening and allow for an internationalization movement through the acquisition of petrochemical assets, with the consequent increase of its global market share;

(ii) this scale increase necessarily requires the consolidation of Braskem and Quattor;

(iii) Petrobras System, directly or indirectly, holds interest in Braskem and in other petrochemical undertakings in Brazil;

(iv) the transition to consolidation and internationalization should drive value accretion to Braskem’s shareholders;

(v) this consolidation movement is in line with the strategic interests of Petrobras System and Odebrecht, as shareholders of Braskem and Quattor;

(vi) Odebrecht contributed to the share capital of BRK INVESTIMENTOS PETROQUÍMICOS S.A., a joint-stock company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Rebouças, n° 3970, 32° andar-parte, Pinheiros, CEP 03402-600, enrolled in CNPJ under No. 11.395.617/0001-70 ("BRK"), at accounting cost value, with all common shares issued by Braskem and held by Odebrecht, currently representing 62.3% of Braskem’s voting capital;

(vii) Petrobras System contributed to the share capital of W.B.W.S.P.E. Empreendimentos e Participações S.A., a joint-stock company, with its principal place of business in the City of São Paulo – SP, at Avenida Paulista, n° 920, Cerqueira César, enrolled in CNPJ under No. 11.396.968/0001-03 ("WBW"), at accounting cost value, common shares issued by Braskem and held by Petrobras System currently representing 31.0% of Braskem’s voting capital;

(viii) Odebrecht and Petrobras System intend BRK to hold their current interests in Braskem’s voting capital upon WBW merger into BRK;

(ix) in this integration and strengthening process, Petrobras System and Odebrecht will perform Braskem’s capital increase; and

(x) in this regard, in compliance with certain conditions precedent, Braskem’s and Quattor’s shareholders agreed to integrate their activities through the acquisition by Braskem of Unipar’s interest in Quattor and subsequent merger of Quattor’s shares by Braskem.

BE IT RESOLVED THAT, the parties execute this Investment Agreement (hereinafter referred to as “Agreement”), under the following clauses and conditions, mutually granted and agreed on, as follows:

1. SUBEJCT MATTER OF THE AGREEMENT

1.1 The subject matter of this Agreement is to regulate the terms and conditions by which Odebrecht and Petrobras System will consolidate their corporate interests in Braskem and Quattor, integrating part of their assets with respect to the petrochemical sector and activities resulting from it, through the following steps, among others (i) WBW merger into BRK, which will hold common shares representing 93,3% of Braskem’s voting capital currently held by Petrobras System and Odebrecht; (ii) BRK capital increases; (iii) Braskem’s capital increase; (iv) acquisition by Braskem of Quattor’s common shares held by Unipar; (v) acquisition of shares by Braskem from Unipar Comercial (as defined below) and Polibutenos (as defined below) as provided herein; (vi) merger by Braskem of all shares issued by Quattor; and (vii) public offering by sale of the controlling interest of Quattor Petroquímica S.A., a publicly-held company with principal place of business in the City of São Paulo, State of São Paulo, at Avenida Joaquim Floriano, 960, 14º andar, enrolled in CNPJ/MF under No. 04.705.090/0001-77 (“Quattor Petroquímica”). Therefor, the Parties undertake to implement the acts described below, in the form and sequence set forth herein (except for item (vii), which will be carried out when legally required). Due to the interdependence of the steps listed above, the implementation of the act described in item (i) above force, irrevocably and irreversibly, the Parties to implement all acts and operations set forth herein.

2. WBW MERGER INTO BRK

2.1. Within fifteen (15) days from the date of execution of this Agreement, Odebrecht and Petrobras System will approve, in an extraordinary general meeting of BRK (“1st EGM of BRK”) and WBW, the WBW merger into BRK, after which Odebrecht and Petrobras System will hold 66.8% and 33.2% of BRK’s total and voting capital, respectively. On its turn, BRK will hold Common shares issued by Braskem equivalent to 93.3% of the voting capital of this company.

2.2. On the date of the 1st EGM of BRK, Odebrecht and Petrobras System will enter into a shareholders’ agreement of BRK and Braskem, which shall consider the draft in Exhibit 2.3 hereto (“Shareholders’ Agreement”).

2.3. Odebrecht represents and warrants to Petrobras System that, on the date hereof and on the date of the 1st EGM of BRK, BRK does not have obligations, contingencies and/or liabilities of any kind, except as authorized by Clause 10.9 and following hereof.

2.4. Petrobras System represents and warrants to Odebrecht that, on the date hereof and on the date of the 1st EGM of BRK, WBW does not have obligations, contingencies and/or liabilities of any kind.

3. BRK `S CAPITAL INCREASES

3.1. After the 1st EGM of BRK, and until one (1) business day prior to the end of the period for full payment of Braskem’s Capital Increase (as defined in Clause 4.1 below), Odebrecht and Petrobras System shall hold a second Extraordinary General Meeting of BRK (“2nd EGM of BRK”) to deliberate on, and approve the contribution by Odebrecht, in cash, of funds in the amount of one billion Reais (R$1,000,000,000.00), upon issuance of 26,170,347 new common shares of BRK, with issue price of R$38.21 per share (“ODB Contribution”). Part of this issue price will be allocated to the share capital and another one will be allocated to the formation of capital reserve, pursuant to the following criteria: (i) the amount resulting from the number of shares issued due to the ODB Contribution multiplied by the unit price of the shares before the ODB Contribution, understood as the value of the share capital divided by the number of shares issued by BRK before the ODB Contribution, will be allocated to the share capital; and (ii) the difference between the total amount of the ODB Contribution and the amount allocated to the share capital will be allocated to the formation of capital reserve. Petrobras System agrees to obtain proper authorizations from meetings, including, without limitation, the approval for waive its preemptive right regarding the subscription of shares at this capital increase of BRK.

3.2. After the ODB Contribution (and provided that it has been carried out pursuant to the terms set forth herein) and until 11 o’clock on the last day of the period for full payment of Braskem’s Capital Increase (as defined below), Odebrecht and Petrobras System shall hold a third Extraordinary General Meeting of BRK (“3rd EGM of BRK”) to deliberate on, and approve the contribution by Petrobras System, in cash and until 12 o’clock on the last day of the referred period for full payment, of two billion and five hundred million Reais (R$2,500,000,000.00), and one (1) common share issued by Braskem held directly by PETROBRAS, at accounting cost value through the issuance of 65,425,867 new common shares of BRK, with issue price of R$38.21 per share (“PTB Contribution”). Part of this issue price will be allocated to the share capital and another one will be allocated to the formation of capital reserve, pursuant to the following criteria: (i) the amount resulting from the number of shares issued due to the PTB Contribution multiplied by the unit price of the shares before the PTB Contribution, understood as the value of the share capital divided by the number of shares issued by BRK before the PTB Contribution, will be allocated to the share capital; and (ii) the difference between the total amount of the PTB Contribution and the amount allocated to the share capital will be allocated to the formation of capital reserve. Odebrecht now waives its preemptive right to subscribe for shares in this capital increase of BRK and promises to ratify such waiver during the 3rd EGM of BRK.

3.2.1. The conclusion of all acts expected to occur during the 2nd EGM of BRK, including, without limitation, ODB Contribution, and the condition precedent for the execution of the 3rd EGM of BRK and for the obligations of Petrobras System resulting from it.

3.3. The Parties agree that any cash and/or cash equivalents of BRK from WBW subject to monetization until the date of Braskem’s Capital Increase will be deducted from the PTB Contribution (as defined in Clause 3.2 above), without, however, reducing the number of new common shares of BRK issued due to PTB Contribution under Clause 3.2 above.

3.4. After ODB Contribution and PTB Contribution, Odebrecht and Petrobras System will hold, on the date of the 3rd EGM of BRK, 53.8% and 46.2% of BRK’s total and voting share capital, respectively.

4. BRASKEM’S CAPITAL INCREASE

4.1. Within fifteen (15) days after the execution of this Agreement, Odebrecht and Petrobras System shall cause Braskem to convene an extraordinary general meeting of the shareholders to deliberate on and approve an increase of its share capital through private subscription in the amount of four billion and five hundred million Reais (R$ 4,500,000,000.00) to five billion Reais (R$ 5,000,000,000.00), with issuance of new common and preferred shares at the ratio of eighty percent (80%) of common shares and twenty percent (20%) of Class A preferred shares, and at the issue price of fourteen Reais and forty centavos (R$14.40) (“Issue Price at Braskem’s Capital Increase”) for each common or preferred share, based on the simple average of quotations of Braskem’s Class A preferred shares in the last fifteen (15) trading sections prior to the reporting date to the market of the transactions set forth herein (“Braskem’s Capital Increase ”).

4.1.1. The difference between the Issue Price at Braskem’s Capital Increase and Braskem’s shares book value on the date of Braskem’s Capital Increase, multiplied by the total number of shares effectively subscribed and paid-up, shall be allocated to the formation of capital reserve.

4.2. Braskem shareholders are ensured the preemptive right for the subscription of the shares issued in Braskem’s Capital Increase, proportionally to the total number of shares issued by Braskem held by them with against the total number of common and preferred shares issued by Braskem, under Law No. 6404/76 (“Corporations Law”), according to stockholding on the date of publication of the extraordinary general meeting of the shareholders minutes approving Braskem’s Capital Increase.

4.3. At Braskem’s Capital Increase, BRK shall guarantee for itself the subscription and full payment of shares, equivalent to the amount of three billion five hundred million Reais (R$3,500,000,000.00) (“BRK Contribution Guarantee”), provided that (i)

Odebrecht and Petrobras System shall transfer to BRK, exclusively at this point, as part of the consideration for the rights granted to them by this Agreement as BRK shareholders and of their respective obligations provided in this Clause, their preemptive rights with respect to the subscription of common and/or preferred shares, which they will be entitled to on the date of Braskem’s Capital Increase in order to allow BRK to fully exercise them, and (ii) BRK Contribution Guarantee shall be, as possible, used entirely by BRK to pay Braskem's Capital Increase up, including through the subscription and full payment of eventual remaining shares resulting from the non-subscription of this increase by non-controlling shareholders.

4.4. In case BRK is not able to use BRK Contribution Guarantee in full for the purpose intended in Clause 4.3 above, Odebrecht and Petrobras System shall mutually decide the destination of BRK Contribution Guarantee’s unused balance.

5. ACQUISTION OF QUATTOR SHARES HELD BY UNIPAR

5.1. As provided in Clauses 5.1.1 to 5.1.6 below, Unipar undertakes to sell and transfer to Braskem, and Braskem undertakes to purchase and acquire from Unipar, all common shares issued by Quattor currently held by Unipar, representing, on the date hereof, sixty percent (60%) of Quattor’s voting and total capital (“Quattor Shares”), through the payment of six hundred forty-seven million three hundred thousand Reais (R$647,300,000.00) in cash and by undertaking the BNDESPAR Obligation (as defined below, and, together with the value of Quattor Shares, the “Quattor Price”).

5.1.1. The installment in cash of Quattor Price will be paid according to the following: (i) fifty million Reais (R$50,000,000.000), adjusted pursuant to Clause 5.1.4, as a down payment on February 18, 2010; (ii) fifty million Reais (R$50,000,000.00), adjusted pursuant to Clause 5.1.4, as a complementation to the down payment on March 4, 2010; and (iii) the remaining five hundred forty-seven million three hundred thousand Reais (R$547,300,000.00), adjusted pursuant to Clause 5.1.4, within five (5) business days after Braskem has obtained the authorizations set forth in Clause 5.2 below and Braskem’s Capital Increase has been paid up. The payment concerning the installment in item (iii) above will not be subject to the obtaining of authorizations set forth in Clause 5.2 below after May 15, 2010, in compliance with the following clause.

5.1.2. If Braskem’s Capital Increase is not paid up by Braskem’s shareholders until May 15, 2010 due to reasons not attributable, directly or indirectly, to BRK and/or Odebrecht and/or Petrobras System, Braskem shall pay Unipar, on May 15, 2010, another installment of two hundred million Reais (R$200,000,000.00), adjusted according to Clause 5.1.4, as a complementation of the down payment. In such case, the remaining installment of three hundred forty-seven million three hundred thousand Reais (R$347,300,000,00), duly adjusted pursuant to Clause 5.1.4, will be paid: (i) within five (5) business days after Braskem’s Capital Increase is paid up; or (ii) within 60 (sixty) days after the date of removal of an eventual impairment of third parties in order to carry out Braskem’s Capital Increase, whichever occurs first.

5.1.3. If Braskem’s Capital Increase is not paid up by Braskem’s shareholders until May 15, 2010 due to reasons attributable, directly and/or indirectly, to BRK and/or Odebrecht and/or Petrobras System, Braskem shall pay Unipar, on May 15, 2010, the remaining five hundred forty-seven million three hundred thousand Reais (R$547,300,000.00), adjusted according to Clause 5.1.4 below.

5.1.4. The Quattor Price cash installments will be adjusted from this Agreement’s execution date until its effective payment pursuant to Clause 5.1.2 above at one hundred percent (100%) of the Certificate of Interbank Deposit variation, as reported by CETIP – Custody and Liquidation Chamber, calculated linearly pro rata die, based on a year of two hundred and fifty-two (252) days (“CDI”), verified in such period.

5.1.5. Simultaneously to full payment of the Quattor Price, Unipar, as the seller, and Braskem, as the purchaser, agree to sign all documents required to formalize the transfer of Quattor Shares, including, without limitation, signature of the instruments of transfer of shares in Quattor's Registered Share Transfer Book.

5.1.6. Without prejudice to the foregoing, Unipar agrees to effectively register this Agreement in Quattor’s Registered Shares Register, especially with respect to the purchase and sale contracted herein, under article 40 of the Corporations Law. Unipar hereby undertakes not to create, and not to allow the creation of, any Encumbrance on Quattor Shares from the date herein and until the date of the effective transfer of Quattor Shares to Braskem. If, by any reason, an Encumbrance is created on all or part of Quattor Shares from the date herein, Unipar undertakes to immediately perform any and all acts in order to release the Quattor Shares, including by dismissing the obligation generating the Lien or by offering alternative guarantees.

5.2. Braskem shall, within the minimum possible time and at its expense, obtain from creditors the authorizations required to ensure that the acquisition of Quattor Shares does not cause, or otherwise entail, any default of Quattor’s obligations that results in early maturity or cross default of Quattor’s and/or Braskem’s obligations, as well as any default by Petrobras System (including, for the specific purposes of this clause, Petrobras International Finance Company) as the guarantor in credit agreements and/or regarding any other debts of Quattor and/or its controlled companies or subsidiaries, pursuant to the other provisions herein. Unipar and Petrobras System shall cooperate with Braskem with respect to the eventual measures reasonably required from Unipar and Petrobras System for obtaining such authorizations, provided that such measures do not cause any liens, charges or expenses to Unipar and/or Petrobras System. Petrobras System shall, within ten (10) business days from the execution of this Agreement, submit to Braskem copies of all contracts, debt instruments (except for eventual exhibits to such instruments that did not create or modify, until the date on which such documents are submitted to Braskem, Petrobras System’ rights or obligations and which Petrobras System is not aware of) and guarantee instruments, in which Petrobras System or Petrobras International Finance Company provide guarantees to obligations of Quattor and/or its controlled companies or subsidiaries.

5.3. For the purposes of the purchase and sale subject matter of this Clause 5, Unipar represents, by itself and by Quattor, its subsidiaries and controlled companies, to the other Parties, on the date hereof and on the date of the actual acquisition of Quattor Shares by Braskem, that:

(i) Quattor’s share capital on this date is two billion, two hundred and two million, one hundred and eleven thousand, five hundred fifty-one Reais and forty-eight centavos (R$2,202,111,551.48), divided into two hundred thirty-eight million six hundred fifty-three thousand seven hundred and eighteen (238,653,718) common shares, all registered and non par, provided that there are no obligations with respect to additional capital calls, convertible securities and/or securities and/or obligations exchangeable for Quattor shares issued or outstanding;

(ii) Unipar is the beneficial owner, proprietor and holder of Quattor Shares, which are regularly issued and fully paid-up, not being subject to additional capital calls;

(iii) Quattor Shares are free and clear of any and all encumbrances, liens, charges, restrictions, debts, options, preferences, rights of first refusal, third-party rights and/or any other rights (“Encumbrances”), and there are no legal, judicial, contractual and/or administrative restrictions that prevent and/or in any way restrict or modify the consummation of Quattor Shares' purchase and sale, except for the Encumbrance resulting from Quattor’s Shareholders' Agreement referred to in item (v) below; the Encumbrances and/or restrictions related to the existing credit facility between Rio Polímeros and its foreign creditors within its Project Finance e to the Credit Facility between Quattor Petroquímica and its foreign creditors, led by the International Finance Corporation – IFC;

(iv) there are no Encumbrances ensured to shareholders, partners or any third parties, whose subject matter is the controlling interest and/or shares issued by Quattor, except for the Encumbrances referred to in items (iii) above and (v) below;

(v) there are no shareholders’ agreements, nor any other agreements or contracts of any kind, involving Quattor Shares and/or its controlled companies and subsidiaries, except for (a) Quattor’s Shareholders’ Agreement, executed on June 12, 2008 (“Quattor’s Shareholder’s Agreement”), and (b) Rio Polímeros’ Shareholders’ Agreement (as defined below), executed on January 25, 2000 and amended on July 31, 2001 and February 8, 2007;

(vi) Quattor Shares are free and clear of any Encumbrances that prevent the immediate exercise by Braskem of full ownership arising from the holding of Quattor Shares, except for those identified in this Clause;

(vii) except for the provisions in Clause 5.3(viii), Quattor's financial statements for the fiscal year ended on December 31, 2008 and the financial information and explanatory notes for Quattor and/or its controlled companies and subsidiaries in the financial statements consolidated by Unipar in the quarter ended on September 30, 2009, and reviewed by Unipar’s independent auditors, reflect, pursuant to the generally accepted accounting principles, Quattor’s contingencies and liabilities in general on that date, and they were prepared, on a consistent basis, according to the best accounting practices adopted in Brazil; and

(viii) except for the obligations undertaken in the ordinary course of business (like purchase of raw materials, accounts payable, including debts) and for the contingent liabilities listed in Exhibit 5.3(viii), it is not aware of any other material obligation that is not reflected on the financial statements mentioned in item (vii) above and that may affect Quattor’s value, that means, obligations exceeding fifty million Reais (R$50,000,000.00).

5.4. Except for breach of the representations and warranties provided in Clause 5.3 above, Quattor Price will not be subject to any withholding and/or discount by virtue of liabilities, known and unknown, assets reduction and undisclosed liabilities, as well as due to Quattor’s contingencies. Except for the indemnity obligation arising from the breach of the representations and warranties in Clause 5.3(i) to (vi), whose indemnifiable amount by Unipar will be one hundred percent (100%) of the resulting Loss, any and all indemnities that comes to be paid by Unipar due to a breach of the other representations and warranties will follow the proportion of sixty percent (60%), which corresponds to its corporate interest in Quattor. Petrobras System will not have any indemnity obligation with Braskem due to any violation of representations and warranties provided by Unipar herein.

5.5. Unipar and Petrobras System now agree that, as soon as the acquisition of Quattor Shares is concluded, Quattor’s Shareholders’ Agreement, executed on June 12, 2008, shall be automatically terminated.

5.6. Braskem agrees to undertake Unipar’s obligations with BNDES Participações S.A. – BNDESPAR (“BNDESPAR”), resulting from the share purchase agreement of Rio Polímeros S.A, a joint-stock company with principal place of business at Avenida Graça Aranha, no 182 – 9° andar, CNPJ/MF no 01.202.799/0001-61 ("Rio Polímeros") and other covenants entered into on January 15, 2008 between BNDESPAR, Fasciatus Participações S.A, Suzano Petroquímica S.A., Petrobras Química S.A. – Petroquisa, Unipar, Petrobras e Rio Polímeros S.A. (“BNDESPAR Obligation”). This undertaking of obligation does not cause any prejudice, nor reach the obligations undertaken by Petrobras System before BNDESPAR with respect to the foregoing agreement, which will remain under Petrobras System’ sole responsibility, even after the conclusion of all steps set forth herein.

5.6.1. Therefore, within fifteen (15) days after the execution of this Agreement, Braskem and Unipar will send to BNDESPAR a joint letter requesting the amendment of the foregoing share purchase agreement in order to reflect the provisions herein. Such amendment will be effective on date Quattor Shares are transferred to Braskem.

5.7. Immediately after the effective acquisition of Quattor Shares, the Parties agree to grant reciprocal, full, general, irrevocable and irreversible settlement with respect to any debt related to eventually unfulfilled obligations until the date hereof regarding the take or pay and deliver or pay contractual system set forth in the raw material supply agreements currently existing between Petrobras System and any company controlled by Quattor, directly or indirectly.

5.7.1. It is understood that the settlement granted in item 5.7 above does not modify nor otherwise release the Parties from the fulfillment of take or pay and deliver or pay contractual system in the future, as provided in the raw material supply agreements, and the other provisions of such agreements remain in effect if not expressly modified herein.

5.7.2. Given Quattor´s integration into Braskem, after the conclusion of the Incorporation of Shares, the Parties will negotiate, in good faith, mechanisms that may allow the eventual offsetting of any future credits and debits that any of them comes to hold from the application of the take or pay and deliver or pay contractual system, with any credits or debits arising from raw material agreements.

5.7.3. Specifically regarding the arbitration proceeding initiated by Rio Polímeros against Petrobras, currently under discussion at the “Ad Hoc” Arbitration Chamber, pursuant to UNCITRAL regulations, Petrobras System and Braskem agree to request the suspension of the arbitration proceeding at stake for one hundred and twenty (120) days, in an attempt to properly address the issue. Petrobras System and Braskem further agree to negotiate in good faith the terms and conditions, including eventual third -party corporate and contractual approvals, according to which, in the event of agreement between the parties in litigation, this suspension is converted in a final resolution.

5.8. Petrobras System agrees to obtain due authorizations from meetings, including, without limitation, the approval for the waiver of its right of first refusal with respect to the acquisition of Quattor Shares and of its tag-along right, under Quattor´s Shareholders’ Agreement.

6. ACQUISTION OF UNIPAR COMERCIAL AND POLIBUTENOS BY BRASKEM

6.1. Within a maximum of five (5) business days after the effective transfer of Quattor Shares, which is a condition precedent to Braskem’s obligation set forth herein, Unipar undertakes to sell and transfer to Braskem, and Braskem undertakes to purchase and acquire from Unipar: (i) twelve million and six hundred thousand (12,600,000) common shares held by Unipar in Unipar Comercial e Distribuidora S.A., a closely-held company with principal place of business in the City of Mauá, State of São Paulo, at Rua da União, no 765, sala 120, enrolled in CNPJ/MF under no 47.888.920/0001-51 (“Unipar Comercial”), representing one hundred percent (100%) of its voting and total capital, for the amount of twenty-seven million seven hundred thousand Reais (R$27,700,000.00), payable in cash, in Brazilian national currency and with immediately available funds (“Unipar Comercial Shares”); and (ii) two hundred eighty-two million four hundred forty-eight thousand four hundred and seventy-eight (282,448,478) common shares held by Unipar in Polibutenos S.A. Indústrias Químicas, closely-held company with principal place of business in the City of Mauá, State of São Paulo, at Rua da União, no 765 (parte), enrolled in CNPJ/MF under no55.834.055/0001-09 (“Polibutenos”), representing thirty-three point thirty-three percent (33.33%) of its voting and total capital, for the amount of twenty-five million Reais (R$ 25,000,000.00), payable in cash, in Brazilian national currency and with immediately available funds (“Polibutenos Shares”).The amounts payable by Braskem to Unipar by virtue of the acquisition of Unipar Comercial and Polibutenos will be adjusted from the date of execution of this Agreement until its effective payment by one hundred percent (100%) of CDI variation verified in such period.

6.2. Simultaneously with full payment of the price of the shares of Unipar Comercial and Polibutenos set forth in Clause 6.1 above, Unipar, as the seller, and Braskem, as the purchaser, undertake to sign all documents required to formalize the transfer of the shares of Unipar Comercial and Polibutenos, including, without limitation, signing of the terms of transfer of shares in Unipar Comercial’s Registered Share Transfer Book and in Polibutenos’ Registered Share Transfer Book.

6.3. For the purposes of this Clause 6, Unipar represents, by itself and by Unipar Comercial and Polibutenos, its subsidiaries and controlled companies, to the other Parties, on the date hereof and on the date the actual acquisition of the Shares of Unipar Comercial and Polibutenos by Braskem, that:

(i) Unipar Comercial’s share capital on this date is twelve million six hundred thousand Reais (R$12,600,000.00), divided into twelve million six hundred thousand (12,600,000) common shares, all registered and non par, and there are no obligations of additional capital calls, convertible securities and/or securities and/or obligations exchangeable for Unipar Comercial Shares issued or outstanding;

(ii) Polibutenos’ share capital on this date is thirteen million six hundred forty-eight thousand six hundred forty-eight Reais and forty-four centavos (R$13,648,648.44) divided into eight hundred forty-seven million three hundred forty-five thousand four hundred and forty (847,345,440) common shares, all registered and non par, and there are no obligations with respect to additional capital calls, convertible securities and/or securities and/or obligations exchangeable for Polibutenos Shares issued or outstanding;

(iii) Unipar is the beneficial owner, proprietor and holder of the Shares of Unipar Comercial and Polibutenos, which are regularly issued, fully paid-up, and are not subject to additional capital calls;

(iv) except for the right of first refusal and the tag-along right set forth in Polibutenos’ bylaws and for the Encumbrance in favor of Banco do Brasil related to the shares of Unipar Comercial, Unipar Comercial Shares and Polibutenos Shares are free and clear of all and any Encumbrances, and there are no legal, judicial, contractual and/or administrative restrictions that prevent and/or restrict or modify in any way the consummation of the purchase and sale of Unipar Comercial Shares and Polibutenos Shares;

(v) except for the right of first refusal and the tag-along right set forth in Polibutenos’ bylaws and for the Encumbrance in favor of Banco do Brasil related to the shares of Unipar Comercial, there are no Encumbrances ensured to shareholders, partners or any third parties, whose subject matter is the control and/or shares issued by Unipar Comercial and Polibutenos;

(vi) except for the right of first refusal and the tag-along right set forth in Polibutenos’ bylaws and for the Encumbrance in favor of Banco do Brasil related to the shares of Unipar Comercial, there are no shareholders’ agreement, or any other agreement or contract of any kind, involving Unipar Comercial Shares and/or its subsidiaries and Polibutenos Shares and/or its subsidiaries;

(vii) except for the right of first refusal and the tag-along right set forth in Polibutenos’ bylaws and for the Encumbrance in favor of Banco do Brasil related to the shares of Unipar Comercial, Unipar Comercial Shares and Polibutenos Shares are free and clear of any Encumbrances that prevent the immediate exercise by Braskem of full property granted by the ownership of Unipar Comercial Shares and Polibutenos Shares;

(viii) the financial statements of Unipar Comercial and Polibutenos for the fiscal year ended on December 31, 2008 and the financial information and explanatory notes referring to Unipar Comercial and Polibutenos contained in Unipar’s financial statements for the quarter ended on September 30, 2009, and reviewed by Unipar’s independent auditors, duly reflect all contingencies and liabilities in general of Unipar Comercial and Polibutenos; and

(ix) it is not aware of any other materially relevant obligation not reflected in the financial statements referred to in item (i) above and that may affect the value of Unipar Comercial and Polibutenos.

6.3.1 As a condition for the payment of the price of the shares of Unipar Comercial and Polibutenos set forth in Clause 6.1 above, Unipar undertakes to dismiss the Encumbrance currently existing on twelve million and six hundred thousand (12,600,000) shares of Unipar Comercial held by Unipar, created in favor of Banco do Brasil to guarantee a credit facility for Unipar. Additionally, Unipar undertakes not to create, and not to allow the creation of any Encumbrance on the shares of Unipar Comercial and Polibutenos from the date hereof and until the date of the effective transfer of these shares to Braskem. If, by any reason, an Encumbrance is created on such shares from the date hereof, Unipar undertakes to immediately perform any and all acts in order to release of shares, including by dismissing the obligation generating the Encumbrance or by offering alternative guarantees, as a condition for the payment of the price of Unipar Comercial Shares.

6.4. Except for breach of the representations and warranties provided in Clause 6.3 above, the prices of acquisition of Unipar Comercial and Polibutenos will not be subject to any withholding and/or discount due to liabilities, known and unknown, assets reduction and undisclosed liabilities, as well as due to contingencies of Unipar Comercial and Polibutenos. Any indemnity that Unipar comes to pay as a result of a breach of the representations and warranties regarding Unipar Comercial will be under Unipar’s full responsibility. Except for the indemnity obligation arising from the breach of the representations and warranties related to Polibutenos, provided in Clause 6.3(ii) to (vii), whose indemnifiable amount by Unipar will be one hundred percent (100%) of the resulting Loss, any and all liabilities resulting from the breach of any representations and warranties related to Polibutenos by Unipar will follow the proportion of fifty-three point three percent (53.3%), corresponding to its direct and indirect corporate interest in Polibutenos.

7. PUBLIC OFFERING FOR ACQUISITION OF QUATTOR PETROQUÍMICA’S SHARES

7.1. Due to the indirect sale of the controlling interest of Quattor Petroquímica, a publicly-held company, Braskem, under article. 254-A of the Corporation Law, CVM Ruling no 361/02 and Quattor Petroquímica’s bylaws, will file with CVM, within a maximum of thirty (30) days after the date of the effective acquisition of Quattor Shares, a request for registration of public offering through the sale of the controlling interest for the acquisition of all common and preferred shares issued by Quattor Petroquímica held by Quattor Petroquímica’s respective minority shareholders, at a price of R$7.28 per share, equivalent to eighty percent (80%) of the price per common share of Quattor Petroquímica paid to Unipar (Quattor Petroquímica’s indirect controlling shareholder), as agreed on and negotiated between Braskem and Unipar.

8. QUATTOR’S SHARES MERGER BY BRASKEM

8.1. Within ten (10) days after the effective acquisition of Quattor Shares or until all approvals mentioned in Clause 8.1.1 below have been obtained, whichever occurs last, Odebrecht and Petrobras System shall cause Braskem and Quattor to convene extraordinary general meetings to appraise, within the shortest period legally allowed, the merger of Quattor shares by Braskem, through capital increase at accounting book value of the shares issued by Quattor performed by the shareholders other than Braskem, established pursuant to the last available Quattor’s balance sheet audited by an independent auditor (as set forth in article 12 of CVM Ruling no . 319/99), with the issuance of new common shares of Braskem, as per the exchange ratio defined in Clause 8.2, to be attributed to Quattor’s shareholders replacing the shares held by them in this company (“Merger of Shares”).

8.1.1. Braskem shall, within the minimum possible time and at its expenses, obtain from Quattor’s creditors the authorizations required to ensure that the Merger of Shares does not entail, or otherwise imply, any default of Quattor’s obligations that results in early maturity or cross default of Quattor’s and Petrobras System’ obligations before such creditors, as well as any default by Petrobras System (including, for the specific purposes of this clause, Petrobras International Finance Company), pursuant to the other provisions herein. Petrobras System shall cooperate with Braskem regarding the measures reasonably requested by Petrobras System to obtain such authorizations.

8.2. For the purposes of negotiating the shares exchange ratio under the Merger of Shares, Braskem and Quattor were evaluated based on their economic value, using the method of discounted cash flow, ascertained by independent contracted appraisers.

8.2.1. Braskem’s initial economic value, before Braskem’s Capital Increase, was R$19,847.82 million (“Braskem’s Initial Value”), representing an amount of R$38.21 per share. Quattor’s economic value was R$1,362.17 million, representing an amount of R$5.71 per share.

8.2.2. The Parties agreed that Braskem’s economic value per share, for purposes of establishment of the exchange ratio, will be calculated based on the sum of Braskem’s Initial Value and the total value of Braskem’ Capital Increase, divided by the total number of shares issued by Braskem after the Capital Increase (except treasury shares).

8.2.3. The difference between the issue price per share of the capital increase resulting from the Merger of Shares and the book value per share issued by Braskem on the date of approval of such capital increase, multiplied by the total number of new common shares issued by Braskem attributed to Quattor’s shareholders, will be allocated to the formation of capital reserve.

8.2.4. The Merger of Shares shall comply with the applicable legislation and regulation.

9. INTEREST ADJUSTMENTS

9.1. Odebrecht and Petrobras System agree that direct and indirect equity interest of Odebrecht in Braskem’s total share capital immediately after the consummation of the Merger of Shares shall be 2.33% greater than the direct and indirect equity interest of Petrobras System. If, immediately after the consummation of the Merger of Shares, such percentage of 2.33% is not reached or is exceeded, Odebrecht and Petrobras System undertake, between themselves and/or through BRK, to perform, as soon as possible, after the date of the Merger of Shares and in the least costly manner to Odebrecht and Petrobras System, to be mutually agreed between them, the equalization of their direct and indirect stakes in Braskem’s share capital, involving exclusively preferred shares issued by Braskem and held directly by the Parties, so the percentage set forth in this Clause is reached.

9.2. If, after the consummation of the Merger of Shares, Odebrecht comes to hold a direct and indirect equity interest lower than 50.1% of Braskem’s voting capital, Odebrecht and/or its subsidiaries and Petrobras System undertake, among themselves and/or through BRK, to perform, as soon as possible, after the date of the Merger of Shares, the equalization of their direct and indirect stakes in Braskem’s share capital, upon exchange of preferred shares for common shares issued by Braskem or other least costly manner to Odebrecht and Petrobras System, to be mutually agreed between them, so that Odebrecht will hold, directly and indirectly, a interest equivalent to 50.1% of Braskem’s voting capital and Petrobras System will hold the remaining common shares issued by Braskem and held, directly and indirectly, by the Parties immediately after the Merger of Shares.

9.3. The equalization of Braskem’s voting capital set forth in Clause 9.2 above and the equalization of Braskem’s total share capital set forth in Clause 9.1 above are, equally, part of the agreed negotiated assumptions and the evaluations prepared by Odebrecht and Petrobras System for the execution of the transactions in this Agreement, including, without limitation, for definition of the respective contributions, and these equalizations must be performed without additional contributions of capital and/or properties by Odebrecht and/or Petrobras System.

9.4. Immediately after the Merger of Shares and the equalization set forth in Clause 9.2, with no liens to Petrobras System and in the least costly manner to Odebrecht, Petrobras System e Odebrecht undertake to exercise their voting rights in BRK in order to submit Braskem’s preferred shares held by BRK to Odebrecht and Petrobras System shareholders, proportionally to their respective equity stakes held in BRK’s voting and total capital.

9.5 All eventual dividends and/or interest on Braskem’s equity capital (net of income tax and other duties) declared and/or distributed, from this date, to Odebrecht and/or Petrobras System, including, before its merger into WBW, shall be compensated to Odebrecht and/or Petrobras System, as applicable, considering the equalizations set forth in Clauses 9.1 and 9.2 above, in the least costly manner for both of them, within ten (10) days after the conclusion of the referred equalizations, as if all steps set forth herein had been concluded and the Parties’ direct and indirect equity stakes were those already reflecting such equalizations.

9.5.1. The amounts eventually distributed pursuant to Clause 9.7 above shall be adjusted from the date of distribution until its effective compensation by 100% of CDI, pro rata temporis.

9.6 Odebrecht further acknowledges that Petrobras System is interested in seeking alternatives to increase its, direct and/or indirect, equity interest in Braskem’s voting capital, once the equalizations set forth in this Clause are implemented.

10. OTHER OBLIGATIONS OF THE PARTIES

10.1. From the acquisition of Quattor Shares, Braskem will undertake any and all personal and/or in rem guarantees rendered by Unipar and/or Petrobras System in favor of Quattor, Quattor Petroquímica, Quattor Química S.A. (“Quattor Química”) and Rio Polímeros. Braskem shall, using its best efforts, within a maximum of one hundred and twelve (120) days after the date of the acquisition of Quattor Shares, replace all personal and in rem guarantees rendered by Unipar and/or Petrobras System in favor of Quattor, Quattor Petroquímica, Quattor Química and Rio Polímeros, without prejudice to Petrobras System’ and Unipar’s eventual right of recourse against Braskem in case Unipar and/or Petrobras System are entreated to meet any guarantees in the period between the date of acquisition of Quattor Shares and the effective date of replacement of all guarantees.

10.2. Braskem shall, using its best efforts, within a maximum of one hundred and twelve (120) days after the acquisitions referred to in Clause 6.1, replace all personal and/or in rem guarantees rendered by Unipar in favor of Polibutenos and Unipar Comercial.

10.3. If full replacement of the guarantees cannot be achieved within the periods set forth in Clauses 10.1 and 10.2, then Unipar and/or Petrobras System shall require Braskem or any of its subsidiaries to render a counter guarantee, ensuring reimbursement for any payment that Unipar and/or Petrobras System have made or will make due to such guarantees rendered by them, from the date of the effective acquisition of Quattor Shares.

10.4. Within ten (10) days from the execution of this Agreement, Unipar shall provide Braskem, Odebrecht and Petrobras System with: (i) the entire contracts of (a) all financial debts or loans entered into with third parties by Quattor and its subsidiaries, and, also, hedge, swap, forwards operations or other financial instruments and their purposes; (b) all personal and/or in rem guarantees rendered by Unipar and/or Petrobras System in favor of Quattor, Rio Polímeros, Quattor Petroquímica, Quattor Química, Unipar Comercial and Polibutenos; (c) all operations and businesses between Quattor and its Related Parties (as defined below); and (d) all contracts in force with Quattor’s executives and managers and/or legal entities in which they hold a relevant interest; and (ii) financial statements of Quattor, Rio Polímeros, Quattor Petroquímica, Quattor Química, Unipar Comercial and Polibutenos for the fiscal year ended on December 31, 2008 and the financial statements consolidated by Unipar for the quarter ended on September 30, 2009 and reviewed by Unipar’s independent auditors. Unipar represents and warrants that all contracts containing (i) early maturity clauses due to transfer of control and/or (ii) limits for financial covenants and/or (iii) limits for grating of guarantees will be submitted within the period established above and Unipar will be responsible before Odebrecht, Petrobras System and Braskem for any omission, exempting and holding Odebrecht, Petrobras System and Braskem, at any time, harmless from any losses or damages resulting from this omission. If the delivery period of ten (10) days regarding contracts containing (i) early maturity clauses due to transfer of control and/or (ii) limits for financial covenants and/or (iii) limits for granting of guarantees is not fulfilled, the term ended on April 30, 2010, established in Clause 5.1.1, for the payment of Quattor Price will be extended for the number of days representing the delay in the provision of such contracts, case in which, during this period, the adjustment referred to in Clause 5.1.2 will not apply. For the purposes of this Clause, “Related Parties” means, in relation to Quattor and its controlled companies, Unipar, Vila Velha S.A. – Administração e Participações (“Vila Velha”) and Vila Velha’s shareholders, as well as the managers of all aforesaid legal entities or the companies in which these legal entities or managers, and respective spouses or partners, ascendants or descendants and collateral relatives up to the second degree, hold a interest.

10.5. From the execution of this Agreement, Unipar undertakes to cause Quattor and its controlled companies, as well as Unipar Comercial and Polibutenos, to maintain the ordinary course of their business and of their controlled companies and subsidiaries, without any interruption, strictly complying with all fiscal, environment, labor and social security laws, timely collecting all taxes, charges and contributions due.

10.5.1. According to the foregoing, Unipar, by itself and by Quattor, its subsidiaries and controlled companies, undertakes, while Quattor’s Chief Executive Officer is not readmitted or replaced with the Parties’ prior consent, not to perform, and to cause Quattor not to perform, or allow its subsidiaries and controlled companies to perform, the following acts without previous and express authorization from the Follow-up Committee, as defined in Clause 10.7 below: (i) not to enter into, terminate or change any agreements of Quattor or its subsidiaries and controlled companies which involve individual or joint value higher than one million Reais (R$1,000,000.00); (ii) not to acquire, burden or sell properties or assets, nor acquire or assign rights on properties or assets, in any case, the value of which, individually or in the aggregate, is greater than one million Reais (R$1,000,000.00), or in case of intellectual properties of Quattor or its subsidiaries and controlled companies, notwithstanding the value ascertained; (iii) not to acquire, burden, or sell machinery or equipments that may be recognized as non-current assets; (iv) not to undertake any commitments pursuant to credit or investment transactions; (v) not to enter into any agreement pursuant to employees’ salaries and benefits, including collective bargainings or any changes in the compensation owed to its respective executives and/or managers or, yet, in employees’ compensation other than that currently set forth in collective bargainings or agreements, establishment of profit sharing programs or call option of shares programs; (vi) merger, spin-off, incorporation or change of control involving Quattor and/or its subsidiaries and controlled companies, acquisition of control in companies by these corporations or, also, participation of these companies in any corporate reorganization process; (vii) filing for bankruptcy, judicial debt restructuring or moratorium by Quattor or its subsidiaries and controlled companies, if applicable; (viii) capital increase or decrease of Quattor or its subsidiaries and controlled companies; (ix) amendment to Quattor’s or its subsidiaries and controlled companies’ bylaws; (x) undertaking of any liability, obligation, debts, loans and/or credits, assets or liabilities, credit facilities, of any nature, and/or execution, modification, amendment and termination of any business or undertaking of any obligations, by Quattor or any of its subsidiaries and controlled companies, whose individual or joint values, when involving the same type of transaction and performed within one hundred and eighty (180) days – are equal or greater than five million Reais (R$5,000,000.00) or contracting of any financial instrument, such as hedge, swaps or forwards or derivatives, in these cases even if consistently with past practices; (xi) issuance by Quattor or its subsidiaries and controlled companies of securities or shares, and/or disposal of corporate interest or granting, assignment or conveyance of any options, warranties or rights to acquire equity stakes, redemption of shares and creation of classes of shares and/or preferred shares, issuance of debentures and/or debentures convertible into shares; (xii) declaration or payment of dividends, interest on shareholders’ equity, profits or bonus, whether in cash or properties, or perform any other distribution, by Quattor or its subsidiaries or controlled companies; (xiii) advances by Quattor or its subsidiaries and controlled companies to suppliers, granting of credit or contracting of default loans, with individual or joint value greater than one million Reais (R$1,000,000.00); (xiv) change in accounting practices currently used by Quattor or its subsidiaries and controlled companies; (xv) formation of provisions and/or reserves according to criteria, methods or justification different from those used for purposes of preparing the balance sheet of December 31, 2008 and the financial information and explanatory notes concerning Quattor and/or its controlled companies and subsidiaries in the financial statements consolidated by Unipar for the quarter ended on September 30, 2009 and reviewed by Unipar’s independent auditors; (xvi) performance of any other act out of the ordinary course of business; (xvii) not to enter into new agreements with Related Parties; (xviii) ensure that agreements entered into with Related Parties may be terminated without any relevant lien to any of the parties of these agreements; (xix) substantially alter current management or administrative practices, including, without limitation, those related to commercial, fiscal, labor, social security and environmental areas; (xx) replace any member of the executive office, board of directors or any relevant employee; (xxi) file any judicial or administrative, mediation or arbitral proceedings, relevant to the business and financial situation, as well as sponsorship or acceptance of any agreement or operation within the scope of such proceedings, except if (a) to avoid lapse or expiration of rights or (b) it concerns any dispute, judicial or not, which involves amounts lower that one million Reais (R$1,000,000.00); (xxii) perform any change to the financial, fiscal, accounting, social security, insurance, labor and environmental or reserves policies currently adopted; (xxiii) waive any rights, capabilities or privileges resulting from any agreement or legislation; or (xxiv) perform any other act or enter into any agreement out of the ordinary course of business.

10.5.2. Also according to the provisions in Clause 10.5 above, Unipar, by itself, by Unipar Comercial and by Polibutenos, undertakes not to perform, and to cause Unipar Comercial and Polibutenos not to perform, or allow its subsidiaries and controlled companies to perform, the following acts without previous and express authorization from the Follow-up Committee (in any case, except if in the ordinary course of business pursuant to past practices, or otherwise as set forth herein or in other agreements entered into between Odebrecht, Petrobras System and Unipar): (i) not to enter into, cancel or modify any Unipar Comercial or Polibutenos agreements which involve individual or joint value greater that one million Reais (R$1,000,000.00); (ii) not to acquire, burden or sell properties or assets, nor acquire or assign rights on properties or assets, in any case, whose value, individually or in the aggregate, is greater than one million Reais (R$1,000,000.00), or, in case of intellectual properties of Unipar Comercial or Polibutenos, notwithstanding the value ascertained; (iii) not to acquire, burden, or sell machinery or equipments that may be recognized as non-current assets; (iv) not to undertake any commitments pursuant to credit or investment transactions; (v) not to enter into any agreement referent to employees’ salaries and benefits, including collective bargainings or any changes in the compensation owed to its respective executives and/or managers or, yet, in employees’ compensation other than that currently set forth in collective bargainings or agreements, establishment of profit sharing programs or call option of shares programs; (vi) merger, spin-off, incorporation or change of control involving Unipar Comercial or Polibutenos, acquisition of control in companies by these corporations or, also, participation of these companies in any corporate reorganization process; (vii) filing for bankruptcy, judicial debt restructuring or moratorium by Unipar Comercial or Polibutenos, if applicable;(viii) capital increase or decrease of Unipar Comercial or Polibutenos; (ix) amendment to Unipar Comercial’s or Polibutenos’ bylaws; (x) undertaking of any liability, obligation, debts, loans and/or credits, assets or liabilities, credit facilities, of any nature, and/or execution, modification, amendment and termination of any business or undertaking of any obligations, by Unipar Comercial or Polibutenos, whose individual or joint values, when involving the same type of transaction and performed within one hundred and eighty (180) days – are equal or greater than five million Reais (R$5,000,000.00) or contracting of any financial instrument, such as hedge, swaps or forwards or derivatives, in these cases even if consistently with past practices; (xi) issuance by Unipar Comercial or Polibutenos of securities or shares, and/or sale of corporate interest or granting, assignment or conveyance of any options, warranties or rights to acquire equity stakes, redemption of shares and creation of classes of shares and/or preferred shares, issuance of debentures and/or debentures convertible into shares; (xii) declaration or payment of dividends, interest on shareholders’ equity, profits or bonus, whether in cash or properties, or perform any other distribution, by Unipar Comercial or Polibutenos; (xiii) advances by Unipar Comercial or Polibutenos to suppliers, granting of credit or contracting of default loans, with individual or joint value greater than one million Reais (R$1,000,000.00); (xiv) change in accounting practices currently used by Unipar Comercial or Polibutenos; (xv) formation of provisions and/or reserves according to criteria, methods or justification different from those used for purposes of preparing the balance sheet of December 31, 2008 and the financial information and explanatory notes concerning Unipar Comercial and Polibutenos in the financial statements consolidated by Unipar for the quarter ended on September 30, 2009 and reviewed by Unipar’s independent auditors; (xvi) performance of any other act out of the ordinary course of business; (xvii) not to enter into new agreements with Related Parties; (xviii) ensure that agreements entered into with Related Parties may be terminated without any relevant lien to any of the parties of these agreements; (xix) substantially alter current management or administrative practices, including, without limitation, those related to commercial, fiscal, labor, social security and environmental areas; (xx) replace any member of the executive office, board of directors or any other relevant employee; (xxi) file any judicial or administrative, mediation or arbitral proceedings, relevant to the business and financial situation, as well as sponsorship or acceptance of any agreement or operation within the scope of such proceedings, except if (a) to avoid lapse or expiration of rights or (b) it concerns any dispute, judicial or not, which involves amounts lower that one million Reais (R$1,000,000.00); (xxii) perform any change to the financial, fiscal, accounting, social security, insurance, labor and environmental or reserves policies currently adopted; (xxiii) waive any rights, capabilities or privileges resulting from any agreement or legislation; or (xxiv) perform any other act or enter into any agreement out of the ordinary course of business.

10.6. All eventual dividends and/or interest on shareholders’ equity (net of tax income) of Quattor declared and/or distributed, from the date herein, to Unipar and Petrobras System shall be reimbursed to Braskem, in the least costly manner for the involved Parties, within ten (10) days after the respective receipt of these funds by the Party at interest.

10.7. The Parties agree that, from the date herein, a committee to follow up Quattor and its subsidiaries and controlled companies’ activities will be created, as well as Unipar Comercial’s and Polibutenos’, referred to in Clause 10.5.1 above, made up of five (5) members and respective alternates, and Petrobras System and Braskem will be each responsible for appointing two (2) members and their respective alternates and Unipar, the other member, as listener, with no right to vote (“Follow-up Committee”). The Follow-up Committee’s deliberations will be unanimously made by the members indicated by Braskem and Petrobras System. The members' names are those in Exhibit 10.7 of this Agreement, and the Parties may, freely and upon simple notice, replace these members and alternates at any time. In addition to approving the acts set forth in Clause 10.5.1, the purpose of the Follow-up Committee is to follow up, in a high level, the performance of Quattor’s, its subsidiaries and controlled companies’, as well as Unipar Comercial’ and Polibutenos’ activities and their respective operations so as to facilitate the Acquisition of Quattor Shares, Unipar Comercial Shares, Polibutenos Shares and the Merger of Shares and, later, the capture of synergies when all necessary authorizations, approvals and consents are obtained, provided that such committee have the following prerogatives: (i) to request any supporting documents and information; (ii) to take part, with no right to vote, of the meetings of the board of directors, executive office and audit committee of Quattor, its subsidiaries and controlled companies, Unipar Comercial and Polibutenos, and of any other body assisting the foregoing, including, without limitation, statutory committees, and (iii) to require or request clarification, on reasonable basis, with the purpose of guiding the transitional procedures directed to managers and fiscal consultants of Quattor, its subsidiaries and controlled companies, Unipar Comercial and Polibutenos. The Follow-up Committee may request supporting documents and information and will meet weekly on date, time and place to be agreed by the Parties’ agents, the participation through phone or videoconference is allowed, including with the presence of Quattor’s, Unipar Comercial’s and Polibutenos’ officers. The Follow-up Committee may be convened by any of its members at least forty-eight (48) hours before the meeting. The Follow-up Committee will be dissolved when of the effective acquisition of Quattor Shares, Unipar Shares and Polibutenos Shares. Each meeting of the Follow-up Committee will be registered in minutes to be signed by all agents of Petrobras System and Braskem or their alternates.

10.8 Each of the Parties states hereby the firm, irrevocable and irreversible commitment to take all useful or necessary measures and actions for the fair, complete and timely implementation of the juridical business subject matter hereof. Without limiting the amplitude of the obligation set forth herein, the Parties agree to defend and cooperate with each other in the defense of the business set forth in this agreement, including on a judicial or administrative basis, against any third parties or governmental authorities. Additionally, the parties undertake to attend the general meetings of the involved companies and to vote in favor of the implementation of the business set forth herein, including, without limitation, capital increases and merger of shares as established in the clauses above, and also, all other statutory amendments, deliberations or related documents, necessary or convenient to the implementation of such acts and business, always provided and respected the conditions and other terms and adjustments set forth herein. The Parties also agree not to take any measure or perform any act which affects or restricts the effects and/or the extent of this Agreement or any other act set forth or mentioned herein.

10.9 Petrobras System and Odebrecht are not allowed to create in rem guarantees, including, without limitation, chattel mortgage of BRK’s and/or Braskem’s common shares, as defined in the Shareholders' Agreement, as well as to create an usufruct on BRK’s and/or Braskem’s common shares, except for the notice of in rem guarantee set forth below.

10.9.1 Odebrecht and Petrobras System (“Guarantor Party”) may pledge part of or all BRK’s and/or Braskem’s common shares held by them, as well as, alternately require BRK to pledge a number of its Braskem’s common shares and/or to place a chattel mortgage on its Class A preferred shares issued by Braskem and/or provide as guarantee, including upon chattel mortgage, profits from current or future dividends and/or interest on capital received from Braskem (“Profits”), always proportionally to the direct interest of Odebrecht and/or Petrobras System in BRK’s share capital, provided that this guarantee on the Profits has no negative impact on the distribution of dividends or interest on shareholders’ equity for the Guarantor Party, as defined below. Such guarantees will be provided in compliance with Odebrecht’s and Petrobras System' investment decisions and business plans regarding any areas of operation established in their respective portfolios of activities and preferentially related to Braskem’s activities.

10.9.1.1. In the event of the provisions in Clause 10.9.1 above, the beneficiaries of pledge or any other guarantees on Braskem’s common shares shall acknowledge the existence and the content of the Shareholders’ Agreement, and they undertake, before the Parties, to respect the right of first refusal and/or tag along right of the party who has not requested the creation of the in rem guarantee (“Non-Guarantor Party”), pursuant to Clause 7 of the Shareholders’ Agreement, when of the eventual foreclosure of the guarantee.

10.9.1.2. Notwithstanding the provisions in this Clause 10.9, neither Odebrecht nor Petrobras System may pledge, in whole or in part, their BRK shares and, cumulatively, require BRK to pledge Braskem shares proportionally to its shares in BRK’s share capital.

10.9.2. The authorization set forth in Clause 10.9.1 concerning the pledge of common shares issued by Braskem and held by BRK is conditioned to: (i) the pledge of all preferred and common shares issued by Braskem and held directly by the respective Guarantor Party, (ii) the pledge of all Class A preferred shares issued by Braskem and held by Odebrecht through BRK, (iii) the inclusion, by the Guarantor Party, in the pledge agreement or in any other guarantee, of the obligation of the respective creditor(s) to comply with, and to cause an eventual third-party purchaser to comply with, the Non-Guarantor Party’s right of first refusal and tag along right, and (iv) the non-existence of any Encumbrances to the Non-Guarantor Party in the agreed foreclosure of these guarantees or, in the event of any Encumbrances, that they are not fully guaranteed and/or indemnified by the Guarantor Party.

10.9.3. In the event of (i) pledging on BRK’s and/or Braskem’s common shares and/or other guarantees related to the Profits pursuant to the provisions in Clauses 10.9.1 and 10.9.2 above, and (ii) foreclosure of these guarantees by the respective creditor(s), and provided that the Non-Guarantor Party has not exercised its right of first refusal and tag along right, set forth in the Shareholders’ Agreement, Odebrecht and Petrobras System agree to implement any structure which may be agreed between them in the future aiming at rebalancing the Parties’ stakes in BKR's share capital, so that the percentage of the Non-Guarantor Party’s indirect equity interest in Braskem’s voting and total capital remains unchanged due to the foreclosure of these guarantees.

10.9.3.1. The Non-Guarantor Party shall be hold harmless with respect to any and all Losses (defined in Clause 10.12 below) and Encumbrances of any nature (including, without limitation, taxes on eventual capital gain), or against third parties’ claim resulting from (i) the foreclosure of the guarantee rendered by the Guarantor Party and (ii) the implementation of the structure set forth in Clause 10.9.2. above.

10.9.3.2. If, within thirty (30) days from the date of the beginning of the pledge and/or guarantee foreclosure with respect to the Profits, Odebrecht e o Petrobras System have not agreed on the best way to achieve the goal in Clause 10.9.3 above, due to the existence of any Losses and/or Encumbrances for the Non-Guarantor Party, which are not fully guaranteed and/or indemnified by the Guarantor Party, the Guarantor Party hereby grants, at no charge, the Non-Guarantor Party the right to purchase, at the total amount of one Real (R$1.00), a number of common shares issued by BRK proportional to the number of common shares issued by Braskem held by BRK which were effectively foreclosured, so that the percentage of the Non-Guarantor Party’s indirect equity interest in Braskem remains unchanged when the pledge is foreclosured.

10.9.3.3. In the event the Guarantor Party fails to comply with its obligations set forth in Clause 10.9.3.2, the Non-Guarantor Party will have the right to execute and deliver any and all documents on behalf of the Guarantor Party in order to, as the Guarantor Party’s special and irrevocable attorney-in-fact, pursuant to the provisions in articles 660 and 683 of the Civil Code, transfer to the Non-Guarantor Party the common shares issued by BRK under this Clause 10.9.3, as well as to cause the Guarantor Party and BRK, as applicable, to perform any and all acts required to implement the foregoing transfers. Accordingly, the Parties expressly acknowledge that this Clause 10.9.3 will be deemed an instrument to designate an attorney-in-fact required by article 653 and following of the Civil Code.

10.10. If, by any reason, an involuntary Encumbrance is created on all or part of the common shares of BRK and/or Braskem held by a Party, this Party agrees and undertakes, hereby, to use its best efforts to release such BRK’s and/or Braskem’s common shares from such Encumbrance within fifteen (15) days from the date the respective Party acknowledges this Encumbrance.

10.11. Odebrecht and Petrobras System agree that, upon the existence of cash and equivalents, provided that they are not derived from ODB Contribution and PTB Contribution, BRK’s net profit, after allocated to the formation of legal reserve, will be fully and immediately distributed to BRK's shareholders as dividends. Additionally, Odebrecht and Petrobras System agree that BRK shall not have any debt or liability, and BRK’s maintenance cost shall be the least costly possible for Odebrecht and Petrobras System.

10.12. Each of the Parties agrees, with no joint liability and without any limitation, to indemnify, defend and hold harmless the other Parties, as well as, as applicable, any of their respective controllers, advisors, officers, employees, agents, successors, assignees, controlled and affiliated companies (“Indemnified Party”), from and against any obligations, liabilities, contingencies, injuries, damages, losses, claims, actions, proceedings, investigations, notifications, decisions (including judicial, administrative or arbitral, whether final or temporary), fines, interest, penalties, costs and expenses (“Losses”) suffered or incurred by any Indemnified Party due to (i) any falsehood, omission, mistake, inadequacy or inaccuracy of any representation or warranty herein, and/or (ii) failure to comply with any of its obligations set forth in and/or derived from this Agreement, provided, in any event, with respect to Unipar, the provisions in Clauses 5.4 and 6.4 above.

10.13. This Agreement and the implementation of the stages provided for herein assume that, except for Unipar’s rights and obligations (specially the acquisition of Quattor Shares by Braskem), BNDESPAR’s current interest in Rio Polímeros is integrated in Braskem, in compliance with, in all cases: (i) the percentage of the interest set forth in Clause 6.3.1 of the agreement referred to in Clause 5.6 above that BNDESPAR (or its successors and assignees) will hold in the petrochemical company (Quattor), as defined in that agreement, and (ii) the exchange ratio established for the Merger of Shares in Clause 8 of the present Agreement.

11. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

11.1. Representations and Warranties of the Parties in General. The Parties represent and warrant to the others Parties, on the date herein, and also on the date of the Merger of Shares:

(i) each of the Parties represents with respect to itself that it is a company duly organized, legally existing and in good standing, duly qualified to operate and do the business which constitute their corporate objects;

(ii) each of the Parties represents with respect to itself that its certificate of incorporation, as well as the minutes of their deliberative body’s meetings, which elected their current managers, are duly filed at the Trade Board and others competent agencies and were duly published, in compliance with the applicable legislation;

(iii) each of the Parties represents with respect to itself that it is duly represented in this Agreement, pursuant to its bylaws, and their agents, who execute this Agreement, are authorized to undertake and fulfill all the obligations contemplated herein;

(iv) except as specifically provided herein with respect to the meetings’ approvals of Petrobras System, each one of the Parties represents with respect to itself that the transactions subject matter of this Agreement were duly approved by the competent corporate agencies, pursuant to their respective bylaws and applicable contracts or agreements;

(v) except for Quattor and their controlled companies, Odebrecht, Petrobras System and Braskem each represents, by itself and by their controlled companies, to Odebrecht, Petrobras System and Braskem, as applicable, that there are no Encumbrances ensured to shareholders, partners or third parties, which, in any way, entail or may entail impairment, prohibition, restriction and/or modification of the transactions set forth herein, in their integrity and the terms set forth herein, as well as that there is not any shareholders’ agreements other than the Shareholders’ Agreement executed between Odebrecht and BNDESPAR, that is filed in Braskem’s principal place of business;

(vi) except for the existence of judicial claims proposed by Mr. Alberto Geyer, Vila Velha’s shareholder, Unipar represents, by itself, by its direct and/or indirect controlling shareholders and by Quattor and its controlled companies, to the other Parties, with respect to their direct and/or indirect controlling shareholders, to Quattor and its controlled companies, that it does not have any knowledge about any claim, procedures and/or lawsuit pending against such parties, in which they are involved or of which they are an interested party, which, in any way entail or may entail impairment, prohibition, restriction and/or modification with respect to the execution of this Agreement or the performance of any acts set forth herein and its exhibits;

(vii) except for the judicial claims mentioned in item (vi) above, each one of the Parties represents with respect to itself that there is no claim, procedure or lawsuit pending against it, in which it is involved or of which it is an interested party, which, in any way, entail or may entail impairment, prohibition, restriction and/or modification with respect to the execution of this Agreement or the performance of any acts set forth herein and its exhibits; and

(viii) each one of the Parties represents with respect to itself that the transaction subject matter of this Agreement and the obligations undertaken herein, in compliance with the conditions precedent established herein, does not conflict or result in violation of: (a) any law or any governmental authority’s decision; (b) any contract, agreement or commitment of which it is a party or intervening party, and (c) any decisions or deliberations issued by its deliberative bodies or managers.

12. EFFECTIVE DATE AND VALIDITY PERIOD OF THIS INVESTMENT AGREEMENT

12.1. All the provisions of this Agreement shall come into force on the date of its execution and, except for Clauses 5.3, 5.4, 6.3, 6.4, 9.11, 14 and 15, they will remain effective until all obligations set forth therein have been duly fulfilled by the respective Parties. This instrument is executed irrevocably and irreversibly. The Parties will use their best efforts so the obligations set forth herein are fully implemented within a maximum of three hundred sixty-five (365) days from the date hereof.

12.2. The obligations set forth in Clause 9 of this Agreement will remain in force until Petrobras System holds, directly and indirectly, at least forty percent (40%) of Braskem’s voting capital.

12.3. The provisions in Clauses 14 and 15 will remain in force until all obligations of this Agreement, including the ones in Clause 9, have been duly fulfilled.

12.4. The provisions of Clauses 5.3, 5.4, 6.3, 6.4 and 11 will remain in force for ten (10) years from the date of execution of this Agreement.

12.5. All provisions in this Clause will admit specific performance, as required by law, without prejudice to the compensation of eventual losses and damages related to eventual failure to comply.

13. APPROVAL BY THE BRAZILIAN ANTITRUST SYSTEM

13.1. Within fifteen (15) business days from the date of execution of this Agreement, the Parties agree to expressly submit, together, the transactions contemplated in this instrument and in the complementary contracts to the Brazilian Antitrust System. Braskem, under express guidance of Odebrecht and Petrobras System, and Petrobras System, concerning exclusively the effects of this transaction to Petrobras System, will coordinate the work related to such submission, and the other Parties expressly undertake to cooperate timely and completely in order to submit the necessary forms and provide the required information and documents. All fees and expenses (including attorneys, accountants, financial consultants and others professional’s fees and expenses, as well as reasonable expenses and attorney’s fees incurred by the Parties with relation to such proceedings) with respect to the preparation and submission to the Brazilian Antitrust System, of the transactions contemplated in this instrument and in the complementary contracts, will be supported by Braskem.

13.1.1. No document shall be submitted to the Brazilian Antitrust System without previous and express authorization from Petrobras System and no meeting will be held with antitrust authorities without the presence of Petrobras System’ agents.

14. MISCELLANEOUS

14.1. This Agreement is irrevocable and irreversible, with no possibility of repentence by any of the Parties.

14.2. Disclosure to third parties of the clauses and conditions herein will be allowed when authorized by Odebrecht and Petrobras System, except for purposes of obtaining the consents set forth in Clauses 5.2 and 8.1.1. Any press releases or other ways of public disclosure related to the subject matter hereof, including notices of Material Facts that may be performed in compliance with the requirements of the rules imposed by CVM, notably Instruction CVM no. 358/02, will depend on a prior written approval jointly executed by Odebrecht and Petrobras System.

14.3. This Agreement binds its Parties and their successors in any way. This Agreement and the Shareholders’ Agreement, their respective Exhibits and the others documents mentioned therein represent the full agreement between the Parties with respect to its subject matter, replacing and superseding, to all effects, any other documents, memorandums, proposals or letters of intent of any kind, signed before this date.

14.4. Each one of these Parties of this Agreement shall bear its own costs, as well as the fees and expenses regarding the consultants and external advisors that each one contracts. Any costs incurred by BRK will be paid by Petrobras System and Odebrecht, proportionally to their stakes in BRK, assuming full implementation of the steps set forth herein.

14.5. This instrument may not be changed or modified, except upon written instrument signed by the Parties, except for the consent of Unipar, which will only be necessary regarding the provisions that may adversely affect it with respect to its rights and obligations herein. The recitals in the preamble of this instrument shall be taken into account at the moment of interpretation or application of the clauses hereof.

14.6. If one or more provisions contained herein are deemed invalid or unenforceable by any competent court, such fact will not invalidate the other provisions set forth herein, which shall remain in full force. This instrument and any of the rights and obligations resulting from it may not be assigned or, otherwise, transferred by any Part, in any way, without previous and written consent by the other Party, and any assignment or transfer performed without such consent shall be deemed null and void.

14.7. This instrument is signed by two witnesses and is an extrajudicial enforcement instrument for all the effects of article 585, item II of the Code of Civil Procedure. The Parties hereby agree that all obligations undertaken herein are subject to specific performance pursuant to articles 461,462 and 466, B of the Code of Civil Procedure, without prejudice to the provisions in Clause 15 below.

14.8. All notices by any Party to the others, set forth herein, shall be written and delivered in person upon receipt or through registered mail, in the following addresses:

(i) If to ODB and OSP:

Odebrecht
Att.: Chief Executive Officer
Address: Av. Luiz Vianna Filho, n° 2.841, Paralela, Salvador - BA
Fax: (11) 3096-8013

Att.: Chief Executive Officer
Address: Avenida Rebouças, no 3.970, 32o andar-parte, São Paulo – SP
Fax: (11) 3206-1330

(ii) If to Petroquisa:

Att.: President
Address: Av. República do Chile, n° 65, 9° andar, parte, Rio de Janeiro - RJ
Fax: (21) 3224-2722

(iii) If to Petrobras:

Att.: President
Address: Av. República do Chile, n° 65, Rio de Janeiro - RJ
Fax: (21) 3224-2722

(iv) If to Braskem:

Att.: Chief Executive Officer
Address: Av. Nações Unidas, n° 8.501, São Paulo - SP
Fax: (11) 3576-9403

(v) If to Unipar:

Att.: José Otávio Vianello de Mello - President and Investor Relations
Address: Rua Joaquim Floriano, n° 960, 15° andar, Itaim Bibi, São Paulo – SP
Fax: (11) 5504-6508

14.8.1. The notice shall be deemed delivered: (i) if delivered in person, on the date of the respective protocol; and (ii) if sent through registered mail, five (5) days after it has been posted.

15. DISPUTE SOLUTIONS

15.1. This Agreement shall be governed and construed in accordance with the laws of Brazil.

15.2.

The Parties shall devote their best efforts in order to attempt to amicably settle any dispute arising from this Agreement. In the event of any dispute, the Party interested in the settlement thereof shall forward a written notice with the purpose of maintaining amicable negotiations in good faith, in order to resolve them within 30 (thirty) days as of the receipt of notice.

15.3.

Upon the expiration of the period mentioned in the above clause, if the Parties have failed to reach an amicable agreement with regard to the dispute, any and all doubts, issues and controversies in general related to this Agreement shall be submitted to arbitration pursuant to the rules of the International Chamber of Commerce ("ICC"), in a proceeding to be managed by the ICC itself, except in the situations of non-performance of the obligations comprising net and certain amounts which are eligible for a judicial enforcement proceeding.

15.4.	Should ICC’s procedural rules be silent in relation to any procedural aspect, such rules shall be replaced by the provisions of Law no. 9,307, of September 23, 1996.

15.5.

The arbitration court shall be entitled to resolve all litigation disputes, including those of incidental, prevention, enforcement or interlocutory nature, and the arbitrators may not decide by equity.

15.6.

The arbitration court shall be formed of three (3) arbitrators, one appointed by the petitioning Party(ies), another by the respondent Party(ies) and a third arbitrator, who shall act as the president of the arbitration court, shall be appointed by the arbitrators designated by the Parties. In the event the arbitrators appointed by the Parties fail to reach a consensus as to the third arbitrator, the latter shall be appointed in accordance with the ICC rules, within ten (10) days as of the date on which such deadlock is verified.

15.7.	The arbitration shall take place in the city of São Paulo, Brazil, and the arbitration award shall be rendered in the city of São Paulo, Brazil. The arbitration language shall be Portuguese.

15.8.	The arbitration proceeding, as well as the documents and information taken to arbitration, shall be treated as confidential.

15.9.

An arbitration award to be rendered by the arbitration court may be taken to any competent court in order to determine its enforcement, which shall be deemed final and definitive, binding the Parties, which shall expressly waive any appeal, except for the request of clarification provided for in article 30 of Law no 9,307, dated September 23, 1996.

15.10.

In order to optimize and ensure legal security to the resolution of disputes provided for in this arbitration clause, related to the arbitration procedures arising from or related to the other agreements associated hereto and which complete the legal transaction made by the Parties, and provided they are requested by any Party within the arbitration procedure, the arbitration court shall consolidate the arbitration procedure created under the terms of this clause with any other in which any Party participates and which involves or affects or in any way impacts this instrument, provided the arbitration court deems that (i) there are matters of fact or of law that are common to the procedures, which make the consolidation of the procedures more efficient than maintaining them subject to isolated judgments; and (ii) neither Party is affected by the consolidation in the filed proceedings, such as, among others, by an unjustified delay or conflict of interest.

15.11.

Nevertheless, each Party reserves the right to resort to the Judiciary with the purpose of: (i) assuring the arbitration institution; (ii) obtaining preventive measures for the protection of rights prior to the creation of arbitration, and that any procedure in this regard shall not be deemed as an act of waiver of the arbitration as the single form of conflict resolution chosen by the Parties; (iii) enforcing any arbitration court decision, including but not exclusively, the arbitration award; and (iv) seeking in the future any cancellation of the arbitration award, as provided for in law. In the event the parties resort to the Judiciary in the situations above, the central courts of the City of São Paulo, State of São Paulo shall be the competent court to hear any judicial proceeding.

IN WITNESS WHEREOF, the Parties sign this Agreement in six (6) counterparts of identical form and content, in the presence of the undersigned witnesses.

São Paulo, January 22, 2010

ODEBRECHT S.A.:

[signature]	[signature]
Name:	Name: Newton de Souza
Title:	Title:

ODEBRECHT SERVIÇOS E PARTICIPAÇÕES S.A.:

[signature]	[signature]
Name: André Amaro	Name: Newton de Souza
Title:	Title: Officer

PETRÓLEO BRASILEIRO S.A. - PETROBRAS:

[signature]
Name: Rogério G Mattos
Title:

PETROBRAS QUÍMICA S.A. - PETROQUISA.:

[signature]
Name: Patrick Horbak Fairon
Title: Officer

BRASKEM S.A.

[signature]	[signature]
Name: Maurício Ferro	Name: Carlos Fadigas
Title:	Title:

WITNESSES:

1. [signature]	2. [signature]
Name: Ana Paula U. Bueno	Name: Fulvia Bolsom Grola
RG: 43.560.522-7 SP / SSP	RG: 33820864 / SSP
CPF: 358.567.278-78	CPF: 351.448.418-05